The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-194445

Preliminary Prospectus Supplement
(To Prospectus dated March 10, 2014)
(Subject to Completion) Issued May 12, 2014

3,500,000 Shares

Class A Subordinate Voting Shares

MDC Partners Inc.

All of the Class A Subordinate Voting Shares (“Class A Shares”) in the offering are being sold by the selling stockholder identified in this prospectus supplement. We will not receive any of the proceeds from the sale of the Class A Shares being sold by the selling stockholder.

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our Class A Shares.

Our Class A Shares are listed on the NASDAQ National Market (“NASDAQ”) (symbol: “MDCA”) and The Toronto Stock Exchange (“TSX”) (symbol: “MDZ.A”). The last reported sale price of our Class A Shares on May 9, 2014 on the NASDAQ and the TSX was $24.08 per share and C$25.95 per share, respectively.

The underwriter has agreed to purchase 3,500,000 Class A Shares from the selling stockholder at a price of $     per share, which will result in $     million of proceeds to the selling stockholder (or $     million if the underwriter exercises its over-allotment option in full as described below). The underwriter may offer the Class A Shares from time to time in one or more transactions on the NASDAQ, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”

The selling stockholder has granted the underwriter a 30-day option to purchase up to 525,000 additional shares from the selling stockholder to cover over-allotments, if any, on the same terms and conditions as set forth above.

Investing in our Class A Shares involves risks. See “Risk Factors” beginning on page S-2 of this prospectus supplement, page 3 of the accompanying prospectus and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, to read about factors you should consider before buying our Class A Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter initially expects to deliver the shares to purchasers on or about May 16, 2014.

BMO Capital Markets

May   , 2014

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of our Class A Shares. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about our Class A Shares offered in this offering and may add, update or change information in the accompanying prospectus. Before you invest in our Class A Shares, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find Additional Information; Incorporation of Certain Information by Reference” in this prospectus supplement.

Terms used, but not defined, in this prospectus supplement shall have the meanings ascribed to them in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us. Neither we, the selling stockholder nor the underwriter has authorized any other person to provide information or represent anything other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we, the selling stockholder nor the underwriter has authorized any other person to provide you with different information. If you receive any other information, you should not rely on it. Neither we, the selling stockholder nor the underwriter is making an offer of our Class A Shares in any state or jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Class A Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Class A Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In connection with the issue of the Class A Shares, the underwriter (or persons acting on behalf of the underwriter) may over-allot Class A Shares or effect transactions with a view to supporting the market price of the Class A Shares at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriter (or persons acting on behalf of an underwriter) will undertake stabilization action. Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted by the relevant underwriter (or person(s) acting on behalf of any underwriter) in accordance with all applicable laws and rules.

S-ii

WHERE YOU CAN FIND ADDITIONAL INFORMATION;
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Information regarding our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to these reports, will be made available, free of charge, at our website at http://www.mdc-partners.com, as soon as reasonably practicable after we electronically file such reports with or furnish them to the Securities and Exchange Commission (the “SEC”). The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement. Any document that we file with the SEC may also be read and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the public reference room. Our filings are also available to the public from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you, including important information about, and the financial condition of, MDC Partners Inc. (“MDC”) and its consolidated subsidiaries, by referring you to separate documents. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the following documents or information that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-13718);
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on April 29, 2014;
•	Current Reports on Form 8-K filed on February 20, 2014 (Item 8.01 only), March 28, 2014 (Items 1.01 and 8.01 only), March 28, 2014 and April 2, 2014;
•	Definitive Proxy Statement on Schedule 14A filed on April 25, 2014 (File No. 001-13718); and
•	All documents filed by MDC Partners Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents, at no cost, from MDC by writing or telephoning at the following address: MDC Partners Inc., 745 Fifth Avenue, New York, NY 10151, telephone number: (646) 429-1845, Attention: Investor Relations.

RISK FACTORS

An investment in our Class A Shares involves risk. You should carefully consider the risks described below and in our most recent Annual Report on Form 10-K, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, before reaching a decision regarding an investment in our Class A Shares.

Risks Relating to this Offering and Our Class A Shares

Future sales of our shares could depress the market price of our Class A Shares.

Except as described in the paragraph below, we are not restricted from issuing additional Class A Shares, including securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Shares. The market price of our Class A Shares could decline as a result of sales of our Class A Shares made after this offering or the perception that such sales could occur, and these sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We, our officers, our directors and the selling stockholder have agreed with the underwriter not to sell, dispose of or hedge any of our Class A Shares or securities convertible into or exchangeable for our Class A Shares, subject to specified exceptions, including the sale of the shares in this offering, during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement, except with the prior written consent of the underwriter. As of April 15, 2014, we had 50,283,325 Class A Shares outstanding as reported in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2014. Adjusting for this offering, the selling stockholder will beneficially own approximately 5.6 million Class A Shares (as determined under rules promulgated by the SEC, and excluding the underwriter’s over-allotment option described in this prospectus supplement), which will be eligible for resale by the selling stockholder from time to time after the expiration of the 90-day lock-up period. The selling stockholder has also granted the underwriter an option to purchase 525,000 additional Class A Shares from the selling stockholder to cover over-allotments, if any. As of April 15, 2014, 306,290 share options and shares of restricted stock units were issuable upon the exercise of outstanding options, warrants and rights, including 193,790 shares of restricted stock units. As of April 15, 2014, a total of 1,551,903 shares of restricted stock, restricted stock units and other forms of equity awards could be issued under the 2005 Stock Incentive Plan, the 2008 Key Partner Incentive Plan, the 2011 Stock Incentive Plan and the Stock Appreciation Plan, each as amended. In the future, we may issue our Class A Shares in connection with investments or acquisitions. The amount of such Class A Shares issued could constitute a material portion of our then outstanding Class A Shares.

Additional issuances of equity securities would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue equity securities in the future in connection with capital raisings, acquisitions, strategic transactions or for other purposes. Although the board of directors has no current intention to issue additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced to the extent any additional equity securities are issued in the future.

Provisions in our articles of amalgamation and bylaws may discourage a takeover attempt.

Provisions contained in our articles of amalgamation (“Articles of Amalgamation”) and bylaws (“Bylaws”) could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our Articles of Amalgamation and Bylaws impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. For example, our Articles of Amalgamation authorize our board of directors to determine the designation, rights, preferences, privileges, limitations, conditions and restrictions of unissued series of preference shares, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue preference shares with conversion rights that could adversely affect the rights of holders of our Class A Shares. These rights may have the effect of delaying or deterring a change in control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for our Class A Shares. See “Description of Our Capital Stock” in the accompanying prospectus.

The market price of our Class A Shares has in the past been, and may in the future be, volatile, which could cause the value of your investment to decline.

Volatility in the price of our Class A Shares and the sale of substantial amounts of our Class A Shares may prevent you from being able to sell your shares at or above the price you paid for your shares. During the period from January 1, 2013 to May 9, 2014, our Class A Shares fluctuated from a high of $26.32 per share to a low of $7.75 per share on the NASDAQ. During the same period, our Class A Shares fluctuated from a high of C$28.85 per share to a low of C$7.70 per share on the TSX. The market price of our Class A Shares has fluctuated significantly in the recent past and could fluctuate significantly in the future for various reasons, including:

•	actual or anticipated fluctuations in our quarterly or annual earnings or those of other companies in our industry;
•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;
•	changes in market valuations or operating performance of our competitors or companies similar to ours;
•	additions and departures of key personnel;
•	variance in our financial performance from the expectations of market analysts, including changes to earnings estimates or recommendations by research analysts who track our Class A Shares or the shares of other companies in our industry;
•	changes in accounting standards, policies, guidance, interpretations or principles applicable to our business;
•	general global macroeconomic conditions; and
•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

In addition, in recent years, the global equity markets have experienced substantial price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies including us and other companies in our industry. The price of our Class A Shares could fluctuate based on factors that have little or nothing to do with our company and are outside of our control, and these fluctuations could materially reduce the price of our Class A Shares and your ability to sell your shares at a price at or above the price you paid for your shares.

You may not receive dividends on the Class A Shares.

Holders of our Class A Shares are only entitled to receive such dividends as our board of directors may declare out of excess free cash flow from operations and as permitted by our debt agreements. Furthermore, holders of our Class A Shares will be subject to the prior dividend rights of any holders of our preference shares should we choose to issue such preference shares in the future. We are not required to declare cash dividends on our Class A Shares, and MDC’s board of directors could decide to reduce or suspend dividend payments in the future. This could adversely affect the market price of our Class A Shares.

USE OF PROCEEDS

All of the Class A Shares offered by this prospectus supplement will be sold by the selling stockholder. We will not receive any of the proceeds from the sale of shares by the selling stockholder (including any proceeds from the sale of shares by the selling stockholder pursuant to an exercise of the underwriter’s over-allotment option).

PRICE RANGE OF CLASS A SHARES AND DIVIDEND POLICY

The principal United States market on which our Class A Shares are traded is the NASDAQ (symbol: “MDCA”), and the principal market in Canada is the TSX (symbol: “MDZ.A”). As of May 9, 2014, the number of registered holders of our Class A Shares was 794. All share amounts and share prices have been adjusted for our 3 for 2 stock split, which was effective November 29, 2013. Quarterly high and low sales prices per share of our Class A Shares, as reported on NASDAQ and the TSX, respectively, for each of the quarters listed below, are as follows:

NASDAQ

Quarter Ended	High	Low
	($ per Share)
March 31, 2012	9.67	7.40
June 30, 2012	7.67	6.16
September 30, 2012	8.57	6.16
December 31, 2012	8.60	6.23
March 31, 2013	10.78	7.75
June 30, 2013	12.55	9.52
September 30, 2013	18.65	12.48
December 31, 2013	25.51	18.41
March 31, 2014	26.32	20.84
June 30, 2014 (through May 9, 2014)	24.93	22.50

TSX

Quarter Ended	High	Low
	(C$ per share)
March 31, 2012	9.66	7.51
June 30, 2012	7.69	6.19
September 30, 2012	8.17	6.13
December 31, 2012	8.33	6.33
March 31, 2013	10.89	7.70
June 30, 2013	12.73	9.71
September 30, 2013	19.22	12.67
December 31, 2013	27.30	18.83
March 31, 2014	28.85	22.90
June 30, 2014 (through May 9, 2014)	27.25	24.72

As of May 9, 2014, the last reported sale price of the Class A Shares was $24.08 on the NASDAQ and C$25.95 on the TSX.

Dividend Practice

The following table shows our total cash dividends paid each year from 2009 through 2013.

	Total Cash Dividends Paid (in millions)	Dividends Paid Per Class A Share
2009	$0.0	$0.00
2010	9.7	0.23
2011	16.4	0.36
2012	22.0	0.47
2013	22.0	0.46
Total	$70.1

On April 24, 2014, MDC’s board of directors declared a dividend of $0.18 per share. The dividend will be paid on May 20, 2014 to holders of record as of May 5, 2014. A purchaser of the Class A Shares in this transaction will not be entitled to such dividend as it will not be the holder of record as of May 5, 2014, since this transaction will close after May 5, 2014.

In 2013, MDC’s board of directors declared the following dividends: a $0.19 per share semi-annual dividend to all stockholders of record as of the close of business on May 10, 2013; a $0.11 per share quarterly dividend to all stockholders of record as of the close of business on August 6, 2013; and a $0.16 per share quarterly dividend to all stockholders of record as of the close of business on November 7, 2013.

MDC’s practice is to pay dividends only out of excess free cash flow from operations. MDC is further limited in the extent to which we are able to pay dividends under our credit facility and our existing indenture. The payment of any future dividends will be at the discretion of MDC’s board of directors and will depend upon limitations contained in our credit facilities and existing indenture, future earnings, capital requirements, our general financial condition and general business conditions.

SELLING STOCKHOLDER

The following table sets forth information regarding the beneficial ownership of our Class A Shares as of April 15, 2014, and as adjusted to reflect the sale of the shares offered in this offering, for the stockholder selling shares in this offering (excluding the underwriter’s over-allotment option described in this prospectus supplement). The following table assumes no exercise of the underwriter’s over-allotment option to purchase up to 525,000 additional shares from the selling stockholder.

With respect to the selling stockholder, all information contained in the table below is based upon the information provided to us by the selling stockholder, and we have not independently verified this information.

The number of shares beneficially owned by the selling stockholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting or investment power and any shares as to which the selling stockholder has the right to acquire beneficial ownership within 60 days after May 5, 2014 through the exercise of any stock option, stock appreciation right (“SAR”) or other right. The applicable percentage of ownership for the stockholder is based on 50,283,325 Class A Shares outstanding as of April 15, 2014, together with the shares underlying the applicable options, SARs and restricted stock units, if any, for the selling stockholder. The inclusion in the following table of numbers of shares beneficially owned, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

	Shares Beneficially Owned Prior to This Offering		Shares Offered Hereby	Shares Beneficially Owned As Adjusted For This Offering
	Number	Percent		Number	Percent
Miles S. Nadal(1)(2)	9,100,573	18.1%	3,500,000	5,600,573	11.1

(1)	Mr. Nadal is our chief executive officer and the chairman of our board of directors.
(2)	Does not include 91,810 Class A Shares underlying restricted stock units (that may be settled in shares) that have not yet vested.

UNDERWRITING

We, the selling stockholder and the underwriter named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase the number of shares indicated in the following table.

Underwriter	Number of Shares
BMO Capital Markets Corp.	3,500,000
Total:	3,500,000

The underwriter is committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until that option is exercised.

The underwriter has an option to buy up to an additional 525,000 shares from the selling stockholder to cover sales by the underwriter of a greater number of shares than the total number set forth in the table above. The underwriter may exercise this option for 30 days. If any shares are purchased pursuant to this option, the underwriter will purchase such additional shares at the same price at which the underwriter is purchasing the shares from the selling stockholder in this offering.

The underwriter proposes to offer our Class A Shares from time to time for sale in one or more transactions on the NASDAQ, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, or at prices related to prevailing market prices or negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the Class A Shares offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling Class A Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of Class A Shares for whom it may act as agent or to whom it may sell as principal.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $275,000, all of which will be paid by us and the selling stockholder.

We, our officers, our directors and the selling stockholder have agreed with the underwriter, subject to certain exceptions, not to sell, transfer, offer, dispose of or hedge any of our Class A Shares or securities convertible into or exchangeable for our Class A Shares during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the underwriter. Such agreement not to sell does not apply to certain transactions with respect to existing employee benefit plans.

Our Class A Shares are listed on the NASDAQ under the symbol “MDCA” and the TSX under the symbol “MDZ.A.”

In connection with the offering, the underwriter may purchase and sell our Class A Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriter’s option described above may be exercised. The underwriter may cover any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriter must cover any such naked short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our Class A Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our Class A Shares made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our Class A Shares, and may stabilize, maintain or otherwise affect the market price of our Class A Shares. As a result, the price of our Class A Shares may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ, in the over-the-counter market or otherwise.

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

A prospectus in electronic format may be made available on websites maintained by the underwriter. The underwriter may allocate a number of shares of our Class A Shares for sale to its online brokerage account holders. The underwriter may also allocate a number of shares for Internet distributions.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

The selling stockholder is affiliated with four registered members of FINRA, none of whom is participating in this offering.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any of our Class A Shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our Class A Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our Class A Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our Class A Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our Class A Shares to be offered so as to enable an investor to decide to purchase any of our Class A Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of our Class A Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A Shares in, from or otherwise involving the United Kingdom.

CERTAIN CANADIAN INCOME TAX CONSEQUENCES

Canadian Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to a purchaser who acquires beneficial ownership of Class A Shares pursuant to the offering and who, for the purposes of the Tax Act, at all relevant times: (i) is not, and is not deemed to be, resident in Canada; (ii) deals at arm's length and is not affiliated with MDC, the underwriter and the selling stockholder; (iii) holds the Class A Shares as capital property; (iv) does not use or hold the Class A Shares in connection with carrying on a business in Canada; and (v) has not entered or will not enter into, with respect to the Class A Shares, a “derivative forward agreement” as such term is defined in the Tax Act (a “Non-Resident Holder”). In addition, special considerations not discussed herein may apply to a Non-Resident Holder that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere and such holders should consult their own tax advisors.

In general, Class A Shares will be considered to be capital property to a Non-Resident Holder unless they are held in the course of carrying on a business of trading or dealing in securities or were acquired in one or more transactions considered to be an adventure in the nature of trade.

This summary is based upon: (i) the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof; (ii) all specific proposals (the “Proposed Amendments”) to amend the Tax Act or the regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof; and (iii) an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency. No assurance can be given that the Proposed Amendments will be enacted or otherwise implemented in their current form, if at all. If the Proposed Amendments are not enacted or otherwise implemented as presently proposed, the tax consequences may not be as described below in all cases. This summary does not otherwise take into account or anticipate any changes in law, administrative policy or assessing practice, whether by legislative, regulatory, administrative, governmental or judicial decision or action, nor does it take into account the tax laws of any province or territory of Canada or of any jurisdiction outside of Canada.

Subject to certain exceptions that are not discussed in this summary, for the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Class A Shares must be determined in Canadian dollars based on the rate of exchange quoted by the Bank of Canada at noon on the date such amount first arose or such other rate of exchange as may be acceptable to the Canada Revenue Agency.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Accordingly, Non-Resident Holders should consult their own tax advisors with respect to their particular circumstances.

Dividends

Dividends paid or credited or deemed under the Tax Act to be paid or credited by MDC to a Non-Resident Holder on the Class A Shares will generally be subject to Canadian non-resident withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. For example, where the Non-Resident Holder is a resident of the United States, is fully entitled to the benefits under the Canada-United States Income Tax Convention (1980) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Dispositions

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of a Class A Share unless the Class A Share is or is deemed to be “taxable Canadian property” of the Non-Resident Holder for the purposes of the Tax Act and the Non-Resident Holder is not entitled to an exemption under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Generally, provided that the Class A Shares are listed on a “designated stock exchange” for purposes of the Tax Act (which currently includes the TSX), a Class A Share will not be taxable Canadian property to a Non-Resident Holder unless at any time during the 60-month period that ends at the time of the disposition of the Class A Share: (i) one or any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm’s length, or (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class of the capital stock of MDC, and (ii) more than 50% of the fair market value of the Class A Shares was derived directly or indirectly from one or any combination of (a) real or immovable property situated in Canada, (b) “Canadian resource properties” (as defined in the Tax Act), (c) “timber resource properties” (as defined in the Tax Act), or (d) options in respect of, or interests in, or for civil law rights in, any of the foregoing property, whether or not the property exists. Notwithstanding the foregoing, a Class A Share may be deemed to be taxable Canadian property to a Non-Resident Holder in certain circumstances specified in the Tax Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES TO U.S. HOLDERS

The following discussion describes certain United States federal income tax consequences of the purchase, ownership and disposition of our Class A Shares as of the date hereof. Except where noted, this discussion deals only with Class A Shares held as capital assets by a United States Holder. As used herein, the term “United States Holder” means a beneficial owner of Class A Shares that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;
•	a financial institution;
•	a regulated investment company;
•	a real estate investment trust;
•	an insurance company;
•	a tax-exempt organization;
•	a person holding our Class A Shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;
•	a trader in securities that has elected the mark-to-market method of accounting for your securities;
•	a person liable for alternative minimum tax;
•	a person who owns or is deemed to own 10% or more of our voting stock;
•	a partnership or other pass-through entity for United States federal income tax purposes; or
•	a person whose “functional currency” is not the U.S. dollar.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder, as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Class A Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A Shares, you should consult your tax advisors.

This discussion does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income or the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our Class A Shares, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Taxation of Dividends

The gross amount of distributions on our Class A Shares (including any amounts withheld to reflect Canadian withholding taxes) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate United States Holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the current income tax treaty between the United States and Canada meets these requirements, and we believe we are eligible for the benefits of that treaty. A foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our Class A Shares, which are listed on the NASDAQ, are readily tradable on an established securities market in the United States. However, non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules to your particular circumstances.

United States Holders should consult their tax advisors regarding the United States federal income tax treatment of any dividends that are not paid in U.S. dollars.

Subject to certain conditions and limitations, Canadian withholding taxes on dividends may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on our Class A Shares will be treated as income from sources outside the United States and will generally constitute passive category income. However, in certain circumstances, if you have held Class A Shares for less than a specified minimum period during which you are not protected from risk of loss, or you are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on the Class A Shares. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Class A Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. However, we do not expect to determine earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

Distributions of Class A Shares or rights to subscribe for Class A Shares that are received as part of a pro rata distribution to all of our stockholders generally will not be subject to United States federal income tax. Consequently, such distributions generally will not give rise to foreign source income, and you generally will not be able to use the foreign tax credit arising from any Canadian withholding tax imposed on such distributions, unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other income derived from foreign sources.

Taxation of Capital Gains

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of the Class A Shares in an amount equal to the difference between the amount realized for the Class A Shares and your tax basis in the Class A Shares. Such gain or loss will generally be capital gain or loss. Capital gains of non-corporate United States Holders (including individuals) derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss.

Consequently, you may not be able to use the foreign tax credit arising from any Canadian tax imposed on the disposition of the Class A Shares unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other income treated as derived from foreign sources.

Passive Foreign Investment Company

We do not believe that we are, for United States federal income tax purposes, a passive foreign investment company (a “PFIC”), and we expect to operate in such a manner so as not to become a PFIC. If, however, we are or become a PFIC, you could be subject to additional United States federal income taxes on gain recognized with respect to the Class A Shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. Non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of our Class A Shares and the proceeds from the sale, exchange or redemption of our Class A Shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

VALIDITY OF THE SHARES

The validity of the Class A Shares offered hereby will be passed upon for us by Stikeman Elliott LLP, Toronto, Canada. Simpson Thacher & Bartlett LLP, New York, New York will pass upon matters of United States federal and New York law for us. The underwriter is being represented by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedules of MDC as of December 31, 2013 and 2012 and for each of the three years during the three-year period ended December 31, 2013 and management’s assessment of the effectiveness of MDC’s internal control over financial reporting as of December 31, 2013 are incorporated by reference in this prospectus supplement and have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, which reports have also been incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

MDC PARTNERS INC.

CLASS A SUBORDINATE VOTING SHARES
PREFERENCE SHARES
DEBT SECURITIES

We, or a selling stockholder, may offer and sell from time to time in one or more offerings Class A Subordinate Voting Shares (“Class A Shares”), preference shares or debt securities in amounts, at prices and on terms determined at the time of any such offering. Each time any shares of Class A Shares, preference shares or debt securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus.

We will provide the specific terms of the securities in supplements to this prospectus to the extent those terms are not described in this prospectus or are different from the terms described in this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. In addition, we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus. You should read this prospectus, the related supplements and any incorporated documents carefully before you invest. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We and the selling stockholders, if any, may offer the Class A Shares directly to investors, through agents, underwriters or dealers, or through a combination of these methods, on a continued or delayed basis. Each applicable prospectus supplement will provide the terms of the plan of distribution relating to the offering. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts.

Our Class A Shares are listed on the NASDAQ (symbol: “MDCA”) and the Toronto Stock Exchange (symbol: “MDZ.A”).

Investing in our Class A Shares, preference shares or debt securities involves risks. You should carefully consider the risk factors referred to on page 3 of this prospectus, in any applicable accompanying prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus or in any applicable accompanying prospectus supplement before investing in our Class A Shares, preference shares or debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2014

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using an “automatic shelf” registration process. Under this shelf registration process, we and/or a selling stockholder, if applicable, may offer and sell from time to time any of the securities described in this prospectus in one or more offerings or resales. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and may also provide you with a free writing prospectus that will contain specific information about the terms of that offering, including the names of any selling stockholders, if applicable. The prospectus supplement or free writing prospectus, if any, may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus, any applicable accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find Additional Information; Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable accompanying prospectus supplement or any free writing prospectus prepared by us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell the securities in any jurisdiction where an offer or solicitation is not permitted. The information in this prospectus is accurate only as of the date on the front cover. You should not assume that the information contained in this prospectus, including any information incorporated in this prospectus by reference, any applicable accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.

References in this registration statement on Form S-3 to “MDC Partners,” “MDC,” the “Company,” “we,” “us” and “our” refer to MDC Partners Inc. and, unless the context otherwise requires or otherwise is expressly stated, its subsidiaries.

All dollar amounts are stated in U.S. dollars unless otherwise stated.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF
DOCUMENTS BY REFERENCE

Information regarding the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to these reports, will be made available, free of charge, at the Company’s website at http://www.mdc-partners.com, as soon as reasonably practicable after the Company electronically files such reports with or furnishes them to the SEC. The information found on, or otherwise accessible through, the Company’s website is not incorporated into, and does not form a part of, this prospectus. Any document that the Company files with the SEC may also be read and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the public reference room. The Company’s filings are also available to the public from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you, including important information about, and the financial condition of, MDC Partners Inc. and its consolidated subsidiaries, by referring you to separate documents. The information incorporated by reference is considered to be part of this prospectus on the date we file that document with the SEC and any accompanying prospectus supplement, and later information filed with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the following documents or information that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 10, 2014 (File No. 001-13718) (the “Annual Report”);
•	The portions of our Proxy Statement on Schedule 14A for our 2013 annual meeting of stockholders filed on April 29, 2013 that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (File No. 001-13718);
•	Current Report on Form 8-K filed on February 20, 2014 (other than information furnished pursuant to Item 2.02 and Item 7.01 and any related exhibits of such Current Report on Form 8-K, unless expressly stated otherwise therein) (File No. 001-13718);
•	The description of our Class A Shares contained in our Registration Statement on Form S-1 filed on March 28, 2006 (File No. 001-132761); and
•	All reports and other documents filed by MDC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this prospectus and any applicable accompanying prospectus supplement and before the termination of the offering to which this prospectus relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents, at no cost, from MDC by writing or telephoning at the following address: MDC Partners Inc., 745 Fifth Avenue, New York, NY 10151, telephone number: (646) 429-1845, Attention: Investor Relations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements. The Company’s representatives may also make forward-looking statements orally from time to time. Statements in this prospectus or that are incorporated by reference in this prospectus that are not historical facts, including statements about the Company’s beliefs and expectations, recent business and economic trends, potential acquisitions, estimates of amounts for deferred acquisition consideration and “put” option rights, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this section. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report incorporated by reference herein. See “Where You Can Find Additional Information; Incorporation of Documents by Reference.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events, if any.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such risk factors include, but are not limited to, the following:

•	risks associated with severe effects of international, national and regional economic conditions;
•	the Company’s ability to attract new clients and retain existing clients;
•	the spending patterns and financial success of the Company’s clients;
•	the Company’s ability to retain and attract key employees;
•	the Company’s ability to remain in compliance with its debt agreements and the Company’s ability to finance its contingent payment obligations when due and payable, including but not limited to those relating to “put” option rights and deferred acquisition consideration;
•	the successful completion and integration of acquisitions which complement and expand the Company’s business capabilities; and
•	foreign currency fluctuations.

The Company’s business strategy includes ongoing efforts to engage in material acquisitions of ownership interests in entities in the marketing communications services industry. The Company intends to finance these acquisitions by using available cash from operations, from borrowings under its amended and restated $225 million senior secured revolving credit facility (the “Facility”) as the same may be amended or replaced from time to time, and through incurrence of bridge or other debt financing, any of which may increase the Company’s leverage ratios, or by issuing equity, which may have a dilutive impact on existing shareholders proportionate ownership. At any given time, the Company may be engaged in a number of discussions that may result in one or more material acquisitions. These opportunities require confidentiality and may involve negotiations that require quick responses by the Company. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of the Company’s securities.

Investors should carefully consider these risk factors and the additional risk factors outlined in more detail in our most recent annual report on Form 10-K under the caption “Risk Factors,” in our subsequent quarterly reports on Form 10-Q, any Company filings with the SEC, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement or any free writing prospectus, before acquiring any of such securities.

SUMMARY INFORMATION

MDC is a leading provider of marketing, activation, communications and marketing effectiveness solutions and services to customers globally with operating units throughout the world.

MDC’s subsidiaries provide a comprehensive range of customized marketing, activation, communications and consulting services, including a wide range of advertising and consumer communication services, media management and effectiveness across all channels, interactive and mobile marketing, direct marketing, database and customer relationship management, sales promotion, corporate communications, market research, date and analytics and insights, corporate identity, design and branding, social media, marketing, product and service innovation, ecommerce and other related services.

MDC’s strategy is to build, grow and acquire market-leading businesses that deliver innovative, value-added marketing, activation, communications and strategic consulting services to their clients. MDC Partners strives to be a partnership of marketing communications and consulting companies (or Partners) whose strategic, creative and innovative solutions are media-agnostic, challenge the status quo and achieve measurable superior returns on investment and transformative growth and business performance for clients and stakeholders.

MDC’s Corporate Group ensures that MDC is the most Partner-responsive marketing services network through its strategic mandate to help Partner firms find clients, talent and tuck under acquisitions, as well as cross-sell services and enhance their culture for innovation and growth. MDC’s Corporate Group also works directly with Partner firms to expand their offerings through new strategic services, as well as leverage the collective expertise and scale of the group as a whole. The Corporate Group uses this leverage to provide various shared services to help reduce costs across the group.

The MDC model is driven by three key elements:

•	Perpetual Partnership. The perpetual partnership creates ongoing alignment of interests to drive performance. The perpetual partnership model functions by (1) identifying the ‘right’ Partners with a sustainable differentiated position in the marketplace; (2) creating the ‘right’ Partnership structure generally by taking a majority ownership position and leaving a substantial noncontrolling equity or economic ownership position in the hands of operating management to incentivize long-term growth; (3) providing access to more strategic resources, best practices, and leveraging the network’s scale; and (4) focusing on delivering financial results.
•	Entrepreneurialism. MDC’s Entrepreneurial spirit and that of its Partner firms is optimized through (1) its unique perpetual partnership model that incentivizes senior-level involvement and ambition; (2) Partner access to shared resources within the Corporate Group that allow individual firms to focus on client business and company growth; and (3) MDC’s collaborative creation of customized solutions to support and grow Partner businesses.
•	Human and Financial Capital. The model balances accountability with financial flexibility and meaningful incentives to support growth.

MDC operates through “Partner” companies within the following reportable segments:

Strategic Marketing Services.  The Strategic Marketing Services segment generally consists of firms that offer a full suite of integrated marketing communication and consulting services, including advertising and media, interactive marketing, direct marketing, public relations, corporate communications, market research, corporate identity and branding, product and service innovation, and sales promotion to national and global clients. The Strategic Marketing Services segment is comprised of the following agencies: 72andSunny; Allison & Partners; Anomaly; Attention; Bruce Mau Design; Capital C; Colle + McVoy; Concentric Partners; Crispin Porter + Bogusky; Doner; Hello Design; HL Group Partners; kbs+; Kwittken; Laird + Partners; The Media Kitchen; Mono Advertising; Redscout; Sloane & Company; Union; Varick Media Management; Veritas; Vitro and Yamamoto.

Performance Marketing Services.  The Performance Marketing Services segment includes firms that provide consumer insights and analytic solutions to satisfy the growing need for targetable, measurable solutions or cost effective means of driving return on marketing investment and growth for regional, national and global clients. The Performance Marketing Services segment is comprised of the following agencies: 6degrees Communications; Accent; Boom Marketing; Bryan Mills Iradesso; Integrated Media Solutions; Kenna Communications; Northstar Research Partners; Relevent; RJ Palmer; Source Marketing; TargetCast; TargetCom; Team; Trade X; Maxxcom Global Media Group; Luntz Global Partners; LocalBizNow and Kingsdale Partners.

MDC was formed by Certificate of Amalgamation effective December 19, 1986, pursuant to the Business Corporations Act (Ontario). Effective December 19, 1986, MDC amalgamated with Branbury Explorations Limited, and thereby became a public company operating under the name of MDC Corporation. On January 1, 2004, MDC changed its name to its current name, MDC Partners Inc., and on June 28, 2004, MDC was continued under Section 187 of the Canada Business Corporations Act, as amended (the “CBCA”). MDC’s registered address is located at 45 Hazelton Avenue, Toronto, Ontario, M5R 2E3, and head office address is located at 745 Fifth Avenue, New York, NY 10151. Our website address is http://www.mdc-partners.com. Our website is not part of this prospectus.

RISK FACTORS

Investing in our Class A Shares, preference shares and debt securities involves risk. Prior to making a decision about investing in our Securities, in addition to the risks and uncertainties discussed above under “Disclosure Regarding Forward-Looking Statements,” you should carefully read and consider the risks and uncertainties and the risk factors set forth under the caption “Risk Factors” in our most recent Annual Report and our quarterly reports on Form 10-Q for the quarterly periods subsequent thereto, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and under the caption “Risk Factors” or any similar caption in the other documents and reports that we file with the SEC after the date of this prospectus that are incorporated or deemed incorporated by reference in this prospectus as well as any risks and uncertainties and any risk factors and other information contained and described in any applicable prospectus supplement or any free writing prospectus that we provide you in connection with an offering of our Securities pursuant to this prospectus. If any of the risks or uncertainties so described actually occurs, our business, results of operations or financial condition could be materially affected and the trading price of our Securities could decline. You could lose all or part of your investment. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratios of earnings to fixed charges for each of the five most recent fiscal years ended on December 31:

	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A
Fixed charge deficiency	$131,829	$61,687	$28,057	$1,949	$1,941

The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. Earnings represent income (loss) from continuing operations attributable to MDC Partners Inc. plus (1) income tax expense (recovery), (2) noncontrolling interest in earnings of consolidated subsidiaries, (3) fixed charges and (4) distributions received from equity-method investees, less (a) equity in income (loss) of nonconsolidated affiliates and (b) noncontrolling interest in earnings of consolidated subsidiaries that have not incurred fixed charges. Fixed charges consist of interest on indebtedness (expensed or capitalized), amortization of debt discount and expense and premium on indebtedness (expensed or capitalized) and interest within rent expense. Fixed charge deficiency is the amount by which fixed charges are in excess of earnings. Our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no preference shares outstanding during the periods indicated and currently have no preference shares outstanding.

USE OF PROCEEDS

In the case of a sale of securities by us, the use of proceeds will be specified in the accompanying prospectus supplement. In the case of a sale of securities by any selling stockholder, we will not receive any of the proceeds from such sale. The selling stockholders will receive all of the net proceeds from the sale of any of the securities by the selling stockholders.

DESCRIPTION OF OUR CAPITAL STOCK

In this section, we describe material features and rights of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to applicable law and our articles of amalgamation (our “Articles of Amalgamation”) and bylaws (our “Bylaws”), each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Authorized Capitalization

The authorized capital of MDC consists of an unlimited authorized number of Class A Shares, no par value; an unlimited authorized number of Class B Multiple Voting Shares, no par value, each convertible into one Class A Share (the “Class B Shares”) (the Class A Shares and the Class B Shares are herein referred to collectively as the “shares”); and an unlimited number of non-voting preference shares, issuable in series, of which 5,000 Series 1 Preference Shares, 700,000 Series 2 Preference Shares and an unlimited number of Series 3 Preference Shares have been designated.

As at February 28, 2014, MDC Partners had outstanding 50,272,247 Class A Shares (including restricted stock awards), 3,755 Class B Shares, no Series 1 Preference Shares, no Series 2 Preference Shares and no Series 3 Preference Shares. The holders of the Class A Shares are entitled to one vote in respect of each Class A Share held in connection with each matter to be acted upon at the annual meeting of the Company’s stockholders and the holders of the Class B Shares are entitled to twenty votes in respect of each Class B Share held in connection with each matter to be acted upon at the annual meeting of the Company’s stockholders. Approximately 99.9% of the aggregate voting rights attached to the issued and outstanding shares of MDC Partners are represented by the Class A Shares.

The Articles of Amalgamation of MDC contain provisions providing that, in the event an offer is made to purchase Class B Shares which must, by reason of applicable securities legislation or the requirements of a stock exchange on which the Class B Shares are listed, be made to all or substantially all of the Class B Shares, and which offer is not made on identical terms, as to price per share and percentage of outstanding shares, to purchase the Class A Shares, the holders of Class A Shares shall have the right to convert such shares into Class B Shares in certain specified instances, including an offer to purchase Class B Shares that must, by reason of applicable securities legislation or the requirements of a stock exchange on which the Class B Shares are listed, be made to all or substantially all holders of Class B Shares who are in a province of Canada to which the requirement applies, and is not made concurrently with an offer to purchase Class A Shares that is identical to the offer to purchase Class B Shares on the same terms and conditions.

Class A Shares and Class B Shares

Voting Rights

The Class A Shares carry one vote each. The Class B Shares carry 20 votes each. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of our Class A Shares and Class B Shares present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preference shares.

Dividend Practice

MDC’s practice is to pay dividends only out of excess free cash flow from operations. MDC is further limited in the extent to which we are able to pay dividends under the Facility, and the indenture governing the 6.75% Senior Notes due 2020 (the “6.75% Notes”), as the same may be amended or supplemented from time to time. The payment of any future dividends will be at the discretion of MDC’s board of directors and will depend upon limitations contained in the Facility and the indenture governing the 6.75% Notes, future earnings, capital requirements, our general financial condition and general business conditions.

Conversion and Other Rights

The Class A Shares are convertible at the option of the holder into one Class B Share for each Class A Share after the occurrence of certain events related to an offer to purchase all Class B Shares, as described above, in “—Authorized Capitalization.” The Class B Shares are convertible at any time at the option of the holder into one Class A Share for each Class B Share.

The holders of Class A Shares and Class B Shares are entitled to receive equally, share for share, after providing for preferential payment of the amounts required to be paid under and in respect of any preference shares ranking in priority, any property that is distributed to the Company’s stockholders (including any distribution of assets on any liquidation, dissolution or winding up, whether voluntary or involuntary, or other distribution of assets among stockholders for the purpose of winding up the MDC’s affairs).

Holders of Class A Shares and Class B Shares have no preemptive rights. There are no redemption or sinking fund provisions applicable to the Class A Shares or the Class B Shares.

Holders that are control persons may be restricted in the manner by which they may trade in securities of the issuer.

Preference Shares

Under our Articles of Amalgamation, our board of directors has the authority, without further stockholder action, to issue from time to time, non-voting preference shares in one or more series and for such consideration as may be fixed from time to time by our board of directors. Our board also has the authority to fix and determine, in the manner provided by law, the relative rights and preferences of the shares of any series so established, such as dividend rights. Our Articles of Amalgamation authorize the issuance of an unlimited number of non-voting preference shares. Prior to the issuance of each series of non-voting preference shares, our board will adopt resolutions creating and designating the series as a series of such shares. Neither our Articles of Amalgamation nor our Bylaws contain a restriction on our ability to repurchase or redeem our non-voting preference shares while there is any arrearage in the payment of dividends or sinking fund installments. However, our ability to purchase, redeem or otherwise acquire or retire for value our shares is subject to limitations contained in our debt instruments.

If we offer preference shares, the applicable prospectus supplement will describe the specific terms of the preference shares offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those preference shares. In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the preference shares. We will file a copy of the certificate of designations that contains the terms of each new series of preference shares with the SEC each time we issue a new series of preference shares. Each certificate of designations will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designations as well as our Articles of Amalgamation, as amended, before deciding to buy our preference shares as described in the applicable prospectus supplement.

Limitation of Director and Officer Liability

The CBCA provides generally that a corporation may indemnify a director or officer of the corporation (a former director or officer of the corporation, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of being a director or officer, where the director or officer acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful. Where such an officer or director was not judged by the court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done, such officer or director is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred by the officer or director in connection with the defense of any civil, criminal, investigative or other proceeding to which he or she was subject by reason of being a director or officer.

The Bylaws of MDC provide that, except as otherwise provided for in the CBCA, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer, employee, or agent, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired for or on behalf of the Company, or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person, firm or corporation with whom or which any of the moneys, securities or effects of the Company shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Company, or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his or her respective office or trust or in relation thereto, unless the same happen by or through his or her failure to exercise the powers and to discharge the duties of his or her office honestly and in good faith with a view to the best interests of the Company and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors for the time being of the Company shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Company, except such as shall have been submitted to and authorized or approved by the board of directors. If any director or officer of the Company shall be employed by or shall perform services for the Company otherwise than as a director or officer or shall be a member of a firm or a stockholder, director or officer of a company which is employed by or performs services for the Company, the fact of his or her being a director or officer of the Company shall not disentitle such director or officer or such firm or company, as the case may be, from receiving proper remuneration for such services.

In addition, under the Company’s Bylaws, subject to Section 124 of the CBCA, every director and officer of the Company and his or her heirs, executors, administrators and other legal personal representatives shall from time be indemnified and saved harmless by the Company from and against (a) any liability and all costs, charges and expenses that he or she sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him or her for or in respect of anything done or permitted by him or her in respect of the execution of the duties of his or her office; and (b) all other costs, charges and expenses that he or she sustains or incurs in respect of the affairs of the Company. The Company shall also indemnify any such person in other circumstances as the CBCA permits or requires.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Shares is CST Trust Company.

Listing

Our Class A Shares are listed on the NASDAQ (symbol: “MDCA”) and the Toronto Stock Exchange (symbol: “MDZ.A”).

DESCRIPTION OF OUR DEBT SECURITIES

We have summarized below general terms and conditions of the debt securities that we may offer and sell pursuant to this prospectus. The debt securities will either be senior debt securities, senior subordinated debt securities or subordinated debt securities and, unless otherwise specified in the applicable prospectus supplement, unsecured, and may be issued in one or more series. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our Class A Shares, preference shares or other debt securities. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. In addition, the terms and conditions of the debt securities of a series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the applicable prospectus supplement. We may, but need not, describe any additional or different terms and conditions of such debt securities in an annual report on Form 10-K, a quarterly report on Form 10-Q or a current report on Form 8-K filed with the SEC, the information in which would be incorporated by reference in this prospectus and such report will be identified in the applicable prospectus supplement.

We will issue senior debt securities in one or more series under a separate base indenture, as supplemented or amended from time to time, between us and The Bank of New York Mellon, as trustee. We will issue senior subordinated debt securities and subordinated debt securities in one or more series under a separate base indenture, as supplemented or amended from time to time, between us and The Bank of New York Mellon, as trustee. For ease of reference, we refer herein to the base indenture relating to any senior debt securities, as amended or supplemented, as the senior indenture, to the base indenture relating to any senior subordinated debt securities or subordinated debt securities, as amended or supplemented, as the subordinated indenture, and collectively, as the indentures and to the trustee under each respective indenture as the trustee. The following summary of provisions of the indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indentures, including definitions therein of certain terms.

This summary may not contain all of the information that you may find useful.

The terms and conditions of the debt securities of each series will be set forth in those debt securities and in the applicable indenture. For a comprehensive description of any series of debt securities being offered to you pursuant to this prospectus, you should read both this prospectus and the applicable prospectus supplement.

We have filed the base indenture for the senior debt securities, the base indenture for the senior subordinated debt securities and the subordinated debt securities and a form of each debt security as exhibits to the registration statement of which this prospectus forms a part. The supplemental indenture or officers’ certificate, reflecting the specific terms and provisions of that series of debt securities, will be filed with the SEC in connection with each offering and will be incorporated by reference in the registration statement of which this prospectus forms a part.

You may obtain a copy of the indentures and any form of debt security that has been filed in the manner described under “Where You Can Find Additional Information; Incorporation of Documents by Reference.” Capitalized terms used and not defined in this summary have the meanings specified in the applicable indenture. For purposes of this section of this prospectus, references to “we,” “us” and “our” are to MDC Partners Inc. and not to any of its subsidiaries. References to the “applicable prospectus supplement” are to the prospectus supplement to this prospectus that describes the specific terms and conditions of a series of debt securities.

General

We may offer the debt securities from time to time in as many distinct series as we may determine. All debt securities will be either our senior obligations, senior subordinated obligations or subordinated obligations, as the case may be.

The applicable indenture does not limit the amount of debt securities that we may issue under such indenture. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the public offering price, the issue date, the first interest payment date and the initial interest accrual date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold under a particular indenture.

The debt securities of each series will be issued in fully registered form without interest coupons. We currently anticipate that the debt securities of each series offered and sold pursuant to this prospectus will be issued as global debt securities as described under “—Book-Entry; Delivery and Form; Global Securities” and will trade in book-entry form only.

Debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.

Unless otherwise specified in the applicable prospectus supplement, we will repay the debt securities of each series at 100% of their principal amount, together with accrued and unpaid interest thereon at maturity, except if those debt securities have been previously redeemed or purchased and cancelled.

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Certain U.S. federal income tax considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in a foreign currency or if the principal of, or premium, if any, or interest, if any, on any debt securities is payable in a foreign currency, the specific terms of those debt securities and the applicable foreign currency will be specified in the prospectus supplement relating to those debt securities.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise expressly provided in the prospectus supplement relating to any series of debt securities, we may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Unless otherwise described in a prospectus supplement relating to any series of debt securities and except to the limited extent set forth below under “—Consolidation, Merger and Sale of Assets,” there will be no limitation upon our ability to incur indebtedness or other liabilities or that would afford holders of debt securities protection in the event of a business combination, takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we may in the future enter into transactions that could increase the amount of our consolidated indebtedness and other liabilities or otherwise adversely affect our capital structure or credit rating without the consent of the holders of the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will not be listed on any securities exchange.

Provisions of the Indentures

Each indenture provides that debt securities may be issued under such indenture from time to time in one or more series at par or at a discount. For each series of debt securities, this prospectus and the applicable prospectus supplement will describe the particular terms and conditions of that series, which may include, but are not limited to, the following:

•	the title of the series;
•	the price or prices at which debt securities of the series will be issued;
•	the maximum aggregate principal amount, if any, established for debt securities of the series;
•	whether the debt securities of the series will rank as senior securities, senior subordinated securities or subordinated securities or any combination thereof and the terms of such subordination;
•	the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;
•	the date or dates on which the principal of any debt securities of the series will be payable or the method used to determine or extend those dates;

•	the rate or rates, which may be fixed or variable, at which any debt securities of the series will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable, the method or methods used to determine any variable rates and the regular record date for any such interest payable on any interest payment date;
•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;
•	the place or places where the principal of and premium, if any, and interest on any debt securities of the series will be payable and the manner in which any payment may be made;
•	the period or periods within which the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities will be evidenced;
•	our obligation or right, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or at the option of the holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;
•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which any debt securities of the series will be issuable;
•	if the amount of principal of or premium, if any, or interest on any debt securities of the series may be determined with reference to a financial or economic measure or index or pursuant to a formula, the manner in which such amounts will be determined;
•	if other than U.S. dollars, the currency, currencies or currency units in which the principal of or premium, if any, or interest on any debt securities of the series will be payable and the manner of determining the equivalent thereof in U.S. dollars for any purpose;
•	if the principal of or premium, if any, or interest on any debt securities of the series is to be payable, at our election or the election of the holder thereof, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or premium, if any, or interest on such debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount will be determined);
•	if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;
•	if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose thereunder or hereunder, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount will be determined);
•	if other than by a board resolution, the manner in which any election by us to defease any debt securities of the series pursuant to the applicable indenture will be evidenced; whether any debt securities of the series other than debt securities denominated in U.S. dollars and bearing interest at a fixed rate are to be subject to the defeasance provisions of the indenture; or, in the case of debt securities denominated in U.S. dollars and bearing interest at a fixed rate, if applicable, that the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the indenture;
•	if applicable, that any debt securities of the series will be issuable in whole or in part in the form of one or more global securities and, in such case, the respective depositaries for such global securities and the form of any legend or legends which will be borne by any such global securities, and any circumstances in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;
•	any addition to, deletion from or change in the events of default applicable to any debt securities of the series;
•	any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;
•	any addition to, deletion from or change in the covenants applicable to debt securities of the series;
•	whether any debt securities of the series will be issued in temporary or permanent global form and, if so, the identity of the depositary for the global debt securities if other than The Depository Trust Company (“DTC”);
•	if the debt securities of the series are to be convertible into or exchangeable for cash and/or any securities or other property of any person (including us), the terms and conditions upon which such debt securities will be so convertible or exchangeable;
•	whether the debt securities of the series will be guaranteed by any persons and, if so, the identity of such persons, the terms and conditions upon which such debt securities will be guaranteed and, if applicable, the terms and conditions upon which such guarantees may be subordinated to other indebtedness of the respective guarantors;
•	whether the debt securities or guarantees of the series will be secured by any collateral and, if so, the terms and conditions upon which such debt securities or guarantees will be secured and, if applicable, upon which such liens may be subordinated to other liens securing other indebtedness of us or of any guarantor;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;
•	any listing of the debt securities on any securities exchange; and
•	any other terms of the debt securities of the series and the guarantees thereof (which terms will not be inconsistent with the provisions of the applicable indenture, except as permitted thereunder).

Interest

In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest at the rate specified or determined in the applicable prospectus supplement. Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and at maturity or, if earlier, the redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in the applicable prospectus supplement.

Optional Redemption

Redemption at Our Option

If specified in the applicable prospectus supplement, we may elect to redeem all or part of the outstanding debt securities of a series from time to time before the maturity date of the debt securities of that series. Upon such election, we will notify the trustee of the redemption date and the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of that series to be redeemed will be selected by the trustee on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate (subject to the procedures of DTC). The applicable prospectus supplement will specify the redemption price for the debt securities to be redeemed (or the method of calculating such price), in each case in accordance with the terms and conditions of those debt securities.

Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 30 nor more than 60 days prior to the date set for such redemption. This notice will include the following information, as applicable: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; the place or places where such debt securities are to be surrendered for payment of the redemption price; the terms of conversion of the securities; any restrictions or conditions to redemption; and the CUSIP number of the debt securities to be redeemed.

By no later than 11:00 a.m. (New York City time) on the redemption date, we will deposit or cause to be deposited with the trustee or with a paying agent (or, if we are acting as our own paying agent with respect to the debt securities being redeemed, we will segregate and hold in trust as provided in the applicable indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date or the debt securities of such series provide otherwise) accrued interest on, all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue from and after that date. Upon surrender of any such debt securities for redemption, we will pay those debt securities surrendered at the redemption price together, if applicable, with accrued interest to the redemption date.

Any debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the trustee will authenticate and deliver to a holder without service charge, new debt securities of the same series and of like tenor, of any authorized denominations as requested by that holder, in a principal amount equal to and in exchange for the unredeemed portion of the debt securities that holder surrenders.

Repayment at Holder’s Option

If specified in the applicable prospectus supplement, the holders of the debt securities of a series will have the option to elect repayment of those debt securities by us prior to the stated maturity of the debt securities of that series at a time or times and subject to the conditions specified in the applicable prospectus supplement. If the holders of those debt securities have that option, the applicable prospectus supplement will specify the optional repayment date or dates on which the debt security may be repaid and the optional repayment price, or the method by which such price will be determined. The optional repayment price is the price at which, together with accrued interest to the optional repayment date, the debt security may be repaid at the holder’s option on each such optional repayment date.

Any tender of a debt security by the holder for repayment will be irrevocable. Any repayment option of a holder may be exercised by the holder of debt securities for less than the entire principal amount of the debt security; provided that the principal amount of the debt security remaining outstanding after repayment will be an authorized denomination. Upon such partial repayment, the debt securities will be canceled and new debt securities for the remaining principal amount will be issued in the name of the holder of the repaid debt securities.

If debt securities are represented by a global security as described under “—Book-Entry; Delivery and Form; Global Securities,” the securities depository for the global security or its nominee will be the holder of the debt security and, therefore, will be the only person that can exercise a right to repayment. In order to ensure that the depository or its nominee will timely exercise a right to repayment relating to a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant in the depository through which it holds an interest in the debt security to notify the depository of its desire to exercise a right to repayment by the appropriate cut-off time for notifying the participant. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, you should consult the broker or other direct or indirect participant through which you hold an interest in a debt security in order to ascertain the cut-off time by which such an instruction must be given for timely notice to be delivered to the appropriate depository.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the debt securities of each series will be payable, and the debt securities may be surrendered, exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the trustee’s office located at 101 Barclay Street, 7W, New York, New York 10286, Attention: Corporate Trust Division – Corporate Finance Unit). Payment of principal of and premium, if any, and interest on a global security registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global security. If any of the debt securities is no longer represented by a global security, payment of interest on certificated debt securities in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses or by wire transfer to an account maintained by the payee with a bank located in the United States. See “—Book-Entry; Delivery and Form; Global Securities.” A holder may transfer or exchange any certificated debt securities in definitive form at the same location. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

We are not required to transfer or exchange any debt security selected for redemption for a period of 15 days before mailing of a notice of redemption of the debt security to be redeemed.

The registered holder of a debt security will be treated as the owner of it for all purposes.

Subject to applicable abandoned property laws, all amounts of principal of and premium, if any, or interest on the debt securities paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us, and the holders of such debt securities will thereafter look solely to us for payment.

Ranking

Unless otherwise provided in the applicable prospectus supplement, the senior debt securities will be our unsecured senior obligations and will rank equally in right of payment to all of our other unsecured senior indebtedness. Unless otherwise provided in the applicable prospectus supplement, the senior subordinated debt securities will be our unsecured senior subordinated obligations and will rank junior in right of payment to all of our unsecured senior indebtedness, equally in right of payment to all of our other unsecured senior subordinated indebtedness and senior in right of payment to all of our unsecured subordinated indebtedness. Unless otherwise provided in the applicable prospectus supplement, the subordinated debt securities will be our unsecured subordinated obligations and will rank junior in right of payment to all of our unsecured senior and senior subordinated indebtedness and equally in right of payment to all of our other unsecured subordinated indebtedness.

Any debt securities that are not guaranteed will be effectively subordinated to all existing and future liabilities and any preferred equity of our subsidiaries. These liabilities may include indebtedness, trade payables, other guarantees, lease obligations, swaps and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of our unguaranteed debt securities, to participate in the assets of any subsidiary upon that subsidiary’s bankruptcy, liquidation, dissolution, reorganization or similar circumstances will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against that subsidiary. Any debt securities that are guaranteed on an unsecured basis will be effectively subordinated to the secured indebtedness of that guarantor to the extent of the value of the collateral securing such indebtedness. Therefore, if we are a creditor of one or more of our subsidiaries that provide an unsecured guarantee of our debt securities, our claims will be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness of the subsidiary senior to that held by us.

The unsecured debt securities will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of such secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness, and such collateral will not be available for satisfaction of any amounts owed by us for our unsecured indebtedness, including any unsecured debt securities, until that secured indebtedness is satisfied in full.

Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit our or our subsidiaries’ ability to incur additional secured or unsecured indebtedness, guarantees or other liabilities.

Guarantees

Any series of our debt securities may be guaranteed by one or more of our subsidiaries. If we wish to issue a series of guaranteed debt securities, we will file a post-effective amendment to the registration statement of which this prospectus is a part identifying the guarantors and adding guarantees as an additional security. Additionally, if we issue a series of guaranteed debt securities, a description of some or all of the terms of the guarantees of those debt securities, including the specific guarantors, will be set forth in the applicable prospectus supplement.

Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, and premium, if any, and interest on the senior subordinated debt securities and the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture or as described in the applicable prospectus supplement in right of payment to the prior payment in full of all senior indebtedness, including the senior debt securities. Our obligation to make payment of principal (and premium, if any) or interest on the senior subordinated debt securities and the subordinated debt securities will not otherwise be affected.

Unless otherwise indicated in a prospectus supplement, no payment on account of principal (and premium, if any), sinking funds or interest may be made on the senior subordinated debt securities or the subordinated debt securities at any time when there is a default in the payment of principal (and premium, if any), interest or certain other obligations on senior indebtedness. In addition, the applicable prospectus supplement for each series of senior subordinated debt securities and subordinated debt securities may provide that payments on account of principal, any premium, if any, or interest in respect of such senior subordinated debt securities and subordinated debt securities may be delayed or not paid under the circumstances and for the periods specified in that prospectus supplement. Unless otherwise indicated in a prospectus supplement, notwithstanding the foregoing, in the event that any payment by us described in the foregoing sentence is received by the trustee under the subordinated indenture or the holders of any of the senior subordinated debt securities or the subordinated debt securities, as applicable, before all senior indebtedness is paid in full, that payment or distribution will be paid over to the holders of such senior indebtedness or on their behalf for application to the payment of all such senior indebtedness remaining unpaid until all such senior indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness. Subject to payment in full of our senior indebtedness, the holders of the senior subordinated debt securities and the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made to the holders of such senior indebtedness out of the distributive share of the senior subordinated debt securities and the subordinated debt securities.

By reason of this subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of the senior subordinated debt securities and the subordinated debt securities. The subordinated indenture provides that the subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the legal defeasance provisions of the subordinated indenture.

If this prospectus is being delivered in connection with the offering of a series of senior subordinated debt securities or subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of senior indebtedness outstanding as of a recent date. “Senior indebtedness” with respect to any series of senior subordinated debt securities or subordinated debt securities will have the meaning specified in the applicable prospectus supplement for that series.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for our Class A Shares or any other securities or property will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option. Unless otherwise expressly stated in the applicable prospectus supplement, references in this prospectus and any prospectus supplement to the conversion or exchange of debt securities of any series for our Class A Shares or other securities or property shall be deemed not to refer to or include any exchange of any debt securities of a series for other debt securities of the same series.

Covenants

Each indenture sets forth limited covenants, including the covenant described below, that will apply to each series of debt securities issued under such indenture, unless otherwise specified in the applicable prospectus supplement.

The debt securities may contain certain additional restrictive covenants to be set forth in an applicable officers’ certificate or supplemental indenture.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, each indenture provides that we may consolidate with or merge with or into any other person, and may sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties and assets to another person; provided that the following conditions are satisfied:

•	we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or Canada or any province or territory thereof and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the debt securities and the applicable indenture and, for each security that by its terms provides for conversion, provide for the right to convert such security in accordance with its terms;

•	immediately after giving effect to such transaction and the assumption contemplated by the previous clause above, no default or event of default under the applicable indenture has occurred and is continuing; and
•	the trustee receives from us an officers’ certificate and an opinion of counsel that the merger, sale, assignment, consolidation, transfer, lease, conveyance or other disposition and such supplemental indenture, as the case may be, complies with the applicable provisions of the applicable indenture and all conditions precedent provided for in the indenture relating to such transaction have been complied with.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the applicable indenture, the Successor will be substituted for us in such indenture, with the same effect as if it had been an original party to such indenture. As a result, the Successor may exercise our rights and powers under such indenture, and we will be released from all our liabilities and obligations under such indenture and under the debt securities.

Any substitution of the Successor for us might be deemed for U.S. federal income tax purposes to be an exchange of the debt securities for “new” debt securities, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the debt securities. Holders should consult their own tax advisors regarding the tax consequences of any such substitution.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, each of the following events are defined in the applicable indenture as an “event of default” (whatever the reason for such event of default and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the debt securities of any series:

(1)	default in the payment of any installment of interest on any debt securities of that series for 30 days after becoming due;
(2)	default in the payment of principal of or premium, if any, on any debt securities of that series when it becomes due and payable at its stated maturity, upon redemption, upon declaration or otherwise;
(3)	default in the delivery when due of any securities, cash or other property (including, without limitation, any Class A Shares) when required to be delivered upon conversion of any convertible debt security of that series or upon the exchange of any debt security of that series which is exchangeable for Class A Shares or other securities or property (other than an exchange of debt securities of that series for other debt securities of the same series);
(4)	default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series;
(5)	default in the performance, or breach, of any covenant or agreement of ours in the applicable indenture with respect to the debt securities of that series (other than as referred to in clause (1), (2), (3) or (4) above), which continues for a period of 60 days (except that, in the case of a default in the performance or breach of a reporting covenant, such period shall be 120 days) after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;
(6)	if the debt securities of that series are guaranteed debt securities, the guarantee of the debt securities of that series by any guarantor shall for any reason cease to be, or shall for any reason be asserted in writing by such guarantor or us not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the applicable indenture;
(7)	pursuant to or within the meaning of the Bankruptcy Law, we:
•	commence a voluntary case or proceeding;
•	consent to the entry of an order for relief against us in an involuntary case or proceeding;

•	consent to the appointment of a Custodian of us or for all or substantially all of our property;
•	make a general assignment for the benefit of our creditors;
•	file a petition in bankruptcy or answer or consent seeking reorganization or relief;
•	consent to the filing of such petition or the appointment of or taking possession by a Custodian; or
•	take any comparable action under any foreign laws relating to insolvency;
(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
•	is for relief against us in an involuntary case, or adjudicates us insolvent or bankrupt;
•	appoints a Custodian of us or for all or substantially all of our property; or
•	orders the winding-up or liquidation of us (or any similar relief is granted under any foreign laws), and the order or decree remains unstayed and in effect for 60 days; or
(9)	any other event of default provided with respect to debt securities of that series occurs.

“Bankruptcy Law” means Title 11, United States Code or any similar federal or state, Canadian, provincial or other foreign law for the relief of debtors.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

If an event of default with respect to debt securities of any series (other than an event of default relating to certain events of bankruptcy, insolvency, or reorganization described in clauses (7) and (8) above) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice to us and the trustee, may declare the principal of and premium, if any, and accrued and unpaid interest on all the debt securities of that series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization described in clauses (7) or (8) above occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on the debt securities of that series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the trustee, all events of default with respect to the debt securities of that series, other than the non-payment of the principal or interest which have become due solely by such acceleration, have been cured or waived and the rescission would not conflict with any judgment or decree, as provided in the applicable indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under any indenture.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that, to their knowledge, we are not in default in the fulfillment of any of our obligations under the indentures or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the status of each such default.

No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the applicable indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1)	an event of default has occurred and is continuing and such holder has given the trustee prior written notice of such continuing event of default with respect to the debt securities of that series;
(2)	the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series have requested the trustee to institute proceedings in respect of such event of default;
(3)	such holders have offered to the trustee indemnity satisfactory to it against its costs, expenses and liabilities in complying with such request;
(4)	the trustee has failed to institute proceedings within 60 days after the receipt of such notice, request and offer of indemnity; and

(5)	no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indentures provide that, if an event of default has occurred and is continuing, the trustee shall exercise such of the rights and powers vested in it by the applicable indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of the debt securities of a series unless they will have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on that debt security on or after the due dates expressed in that debt security, and, in the case of any debt security which is convertible into or exchangeable for other securities or property, to convert or exchange, as the case may be, that debt security in accordance with its terms, and to institute suit for the enforcement of those payments and any right to effect such conversion or exchange.

Modification and Waivers

Modification and amendments of an indenture and the debt securities of any series may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any debt security;
•	reduce the principal amount of any debt security or reduce the amount of the principal of any debt security which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on any debt security or change or have the effect of changing the time for payment of interest, including defaulted interest, if any, on any debt security under such indenture;
•	reduce any premium payable on the redemption of any debt security or change the date on which any debt security may or must be redeemed;
•	change the coin or currency in which the principal of or premium, if any, or interest on any debt security is payable;
•	make any change in provisions of such indenture entitling each holder to receive payment of principal of, premium, if any, and interest on such debt securities or to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);
•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;
•	reduce the requirements for quorum or voting by holders of debt securities in such indenture or the debt security;
•	modify any of the provisions in such indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby;
•	make any change that adversely affects in any material respect the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, unless such decrease or increase is permitted by the terms of the debt securities;
•	release any guarantor from any of its obligations under any of its guarantees or the applicable indenture, except in accordance with the terms of the applicable indenture; or

•	modify any of the above provisions.

We and the trustee may, without the consent of any holders, modify or amend the terms of an indenture and the debt securities of any series with respect to the following:

•	to add to our covenants for the benefit of holders of the debt securities of all or any series or to surrender any right or power conferred upon us;
•	to evidence the succession of another person to, and the assumption by the successor of our covenants, agreements and obligations under, such indenture pursuant to the covenant described under “—Covenants — Consolidation, Merger and Sale of Assets;”
•	to add any additional events of default for the benefit of holders of the debt securities of all or any series;
•	to add guarantees or guarantors in respect of debt securities, and to evidence the release and discharge of any guarantor from its obligations under its guarantee of debt securities and its obligations under the applicable indenture in accordance with the terms of such indenture;
•	to secure the debt securities pursuant to the covenants of such indenture or to provide that any of the obligations under the debt securities or such indenture shall be guaranteed and the terms and conditions for the release or substitution of the security or guarantee;
•	to add or appoint a successor or separate trustee or other agent;
•	to provide for the issuance of additional debt securities of any series;
•	to establish the form or terms of debt securities of any series as permitted by such indenture;
•	to comply with the rules of any applicable securities depository;
•	to supplement any of the provisions of such indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that any such action will not adversely affect the interests of the holders of debt securities of that series or any other series of debt securities issued under such indenture in any material respect;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•	to add to, change or eliminate any of the provisions of such indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the modification or execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such debt security with respect to such provision or (b) shall become effective only when there is no debt security described in clause (1) outstanding;
•	to conform the text of such indenture and the debt securities of such series to this “Description of the Debt Securities” or the comparable provisions in the applicable prospectus supplement to the extent this “Description of the Debt Securities” or such comparable provision in such applicable prospectus supplement was intended to be a verbatim recitation of a provision of such indenture or debt securities of such series, which intent may be evidenced by an officer’s certificate to that effect;
•	to eliminate any conflict between the terms of such indenture and the debt securities issued thereunder and the Trust Indenture Act of 1939;
•	to cure any ambiguity, omission, defect or inconsistency; or
•	to change any other provision with respect to matters or questions arising under such indenture, which shall not be inconsistent with any provision of such indenture; provided that the change does not adversely affect the interests of the holders of debt securities of any series in any material respect.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to the debt securities of that series, except a default (1) in the payment of principal or premium, if any, or interest on debt securities of that series, held by a non-consenting holder, or (2) in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each debt security of that series. Upon any such waiver, such default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the applicable indenture; however, no such waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise provided in the applicable prospectus supplement, upon our direction, the applicable indenture shall cease to be of further effect with respect to any series of debt securities issued under the applicable indenture specified by us, subject to the survival of specified provisions of the applicable indenture (including the obligation, if applicable, to exchange or convert debt securities of that series into other securities or property in accordance with their terms) when:

•	either:
•	(A) all outstanding debt securities of that series and, in the case of bearer securities, all related coupons, have been delivered to the trustee for cancellation, subject to exceptions, or;
•	(B) all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have deposited with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which the debt securities of that series are payable in an amount sufficient without reinvestment to pay the entire indebtedness on the debt securities of that series in respect of principal, premium, if any, and interest, if any, to the date of such deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;
•	we have paid all other sums payable under the applicable indenture with respect to the debt securities of that series; and
•	the trustee has received an officer’s certificate and an opinion of counsel called for by the applicable indenture.

At such time as we shall have satisfied the conditions set forth in the immediately preceding paragraph with respect to any series of guaranteed debt securities, each guarantor of the debt securities of that series shall (except as provided in the next succeeding sentence and subject to other limited exceptions) be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of that series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by us, any guarantor or the trustee and without the consent of the holders of any debt securities.

We may discharge certain obligations to holders of the debt securities of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars, U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities in an amount sufficient without reinvestment to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be.

The indentures provide that we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under such indentures, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of a series and clauses (4) and (8) under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal or premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient without reinvestment to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from an event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

We will be required to deliver to the trustee an opinion of counsel that the conditions precedent to such defeasance have been satisfied and that the deposit and related defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Same-Day Settlement and Payment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will trade in the same-day funds settlement system of DTC until maturity or until we issue the debt securities in certificated form. DTC will therefore require secondary market trading activity in the debt securities to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.

Book-Entry; Delivery and Form; Global Securities

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will be issued in the form of one or more global debt securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each such global security will be deposited with The Bank of New York Mellon as custodian for DTC and registered in the name of a nominee of DTC for the accounts of participants in DTC.

Investors may hold their interests in a global security directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of debt securities represented by interests in a global security will not be entitled to receive their debt securities in fully registered certificated form.

All interests in global debt securities deposited with, or on behalf of, DTC will be subject to the operations and procedures of DTC. Additional or differing terms of the depository arrangements may be described in the applicable prospectus supplement.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global security, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global security to the accounts of participants. Ownership of beneficial interests in each global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global security other than participants).

So long as DTC or its nominee is the registered holder and owner of a global security, DTC or such nominee, as the case may be, will be considered the sole legal owner of the debt security represented by the global security for all purposes under the applicable indenture, the debt securities and applicable law. Except as set forth below, owners of beneficial interests in a global security will not be entitled to receive certificated debt securities and will not be considered to be the owners or holders of any debt securities represented by the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any actions that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under such indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.

All payments on the debt securities represented by a global security registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global security.

Unless and until it is exchanged in whole or in part for certificated debt securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the debt securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the debt securities, DTC may exchange each global security for certificated debt securities, which it will distribute to its participants upon request.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global security among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the underwriters nor the trustee will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indentures provide that the global securities will be exchanged for debt securities in certificated form of like tenor and of an equal principal amount, in authorized denominations in the following limited circumstances:

(1)	DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the applicable indenture and we do not appoint a successor depository within 90 days;
(2)	we determine that the debt securities will no longer be represented by global securities and execute and deliver to the trustee an order to such effect; or
(3)	an event of default with respect to the debt securities will have occurred and be continuing and a request has been made for such exchange.

These certificated debt securities will be registered in such name or names as DTC will instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section of this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/ NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. The Company consents to the non-exclusive jurisdiction of the federal and state courts located in the City of New York, Borough of Manhattan.

Regarding the Trustee

The Bank of New York Mellon is the trustee under each of the indentures.

The Trust Indenture Act of 1939 limits the rights of a trustee, if the trustee becomes a creditor of us to obtain payment of claims or to realize on property received by it in respect of those claims, as security or otherwise. Any trustee is permitted to engage in other transactions with us and our subsidiaries from time to time. However, if a trustee acquires any conflicting interest (as defined in each indenture) it must eliminate the conflict upon the occurrence of an event of default under the applicable indenture or resign as trustee.

SELLING SECURITY HOLDERS

We may register any of the securities covered by this prospectus for re-offers and re-sales by any selling security holders to be named in a prospectus supplement. We may register these securities to permit selling security holders to resell their securities when and if they deem appropriate. A selling security holder may resell, transfer or otherwise dispose of all, a portion or none of such security holder’s securities at any time and from time to time. Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amount the selling security holders may offer those securities for sale under this prospectus and any applicable accompanying prospectus supplement. We may pay all expenses incurred with respect to the registration of any such securities owned by the selling security holders, other than underwriting fees, discounts or commissions which will be borne by the selling security holder. Information about selling security holders, including their identities and the security to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus. The selling security holders may include certain of our affiliates.

PLAN OF DISTRIBUTION

We and/or the selling security holders, if applicable, may sell the Class A Shares, preference shares and the debt securities from time to time in one or more transactions in any of the following ways:

•	to or through underwriting syndicates represented by managing underwriters;
•	through one or more underwriters without a syndicate for them to offer and sell to the public;
•	through dealers or agents;
•	to one or more investors directly and in privately negotiated sales or in competitively bid transactions;
•	on the NASDAQ, in the over the counter market or on any other securities exchange on which our shares are listed or traded;
•	in a block trade in which a broker dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through collared hedging transactions, whether through an options exchange or otherwise;
•	through purchases by a broker dealer as principal and release by the broker dealer for its account pursuant to this prospectus; and
•	through any other method permitted by applicable law.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

The Class A Shares covered by this prospectus may also be sold from time to time by our selling stockholders. The selling stockholders and their successors, including their transferees, may sell their shares of Class A Shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of the securities. In the case of sales by selling stockholders, we will not receive any of the proceeds from the sale by them of the securities. Unless otherwise described in an applicable prospectus supplement, the description herein of sales by us regarding underwriters, dealers and agents will apply similarly to sales by selling stockholders through underwriters, dealers and agents. We will name the underwriters, dealers or agents acting for the selling stockholders in a prospectus supplement and provide the principal terms of the agreement between the selling stockholders and the underwriters, dealers or agents. In offering the securities covered by this prospectus, the selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of those securities may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

Agents

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities offered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

LEGAL MATTERS

The validity of each of the securities offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, as to matters of United States federal and New York law, and by Stikeman Elliott LLP, Toronto, Canada, as to matters of Canadian law.

EXPERTS

The consolidated financial statements and financial statement schedules of MDC as of December 31, 2013 and 2012 and for each of the three years ended December 31, 2013 and management’s assessment of the effectiveness of MDC’s internal control over financial reporting as of December 31, 2013 are incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of Canada. Certain of our directors and officers, and those of some of our subsidiaries, are non-residents of the United States and our assets and the assets of certain of our directors and officers are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon us, and our directors and officers or to enforce against us or them judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States.

WE HAVE BEEN ADVISED BY STIKEMAN ELLIOTT LLP, OUR CANADIAN COUNSEL, THAT THERE IS DOUBT AS TO THE ENFORCEABILITY, IN ORIGINAL ACTIONS IN CANADIAN COURTS, OF LIABILITIES BASED UPON UNITED STATES FEDERAL SECURITIES LAWS AND, DEPENDING ON THE CIRCUMSTANCES, AS TO THE ENFORCEABILITY IN CANADIAN COURTS OF JUDGMENTS OF UNITED STATES COURTS OBTAINED IN ACTIONS BASED UPON THE CIVIL LIABILITY PROVISIONS OF THE UNITED STATES FEDERAL SECURITIES LAWS OR OTHER LAWS OF THE UNITED STATES OR ANY STATE THEREOF OR THE EQUIVALENT LAWS OF OTHER JURISDICTIONS. THEREFORE, IT MAY NOT BE POSSIBLE TO ENFORCE THOSE ACTIONS AGAINST US, OUR DIRECTORS AND OFFICERS NAMED IN THIS PROSPECTUS.

ENFORCEABILITY OF JUDGMENTS

Since a significant amount of the assets of the Company are outside the United States, any judgment obtained in the United States against the Company may not be collectible within United States.

We have been further informed by our Canadian counsel that the laws of the Province of Ontario and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of Ontario (a “Canadian Court”) on any final, conclusive and enforceable judgment in personam of any federal or state court located in the State of New York (“New York Court”) that is subsisting, has not been satisfied and that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain in respect of the enforcement of the securities if (i) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by a Canadian Court (and submission by the Company to the non-exclusive jurisdiction of the New York Court will be sufficient for such purpose), (ii) the applicable party was duly served with the process of the New York Court or appeared to such process, (iii) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of the fundamental principles of procedure and the decision and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Province of Ontario, (iv) such judgment is not contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the competition tribunal under the Competition Act (Canada), (v) the enforcement of such judgment would not be contrary to any order made under the United Nations Act (Canada) or Special Economic Measures Act (Canada) by the Governor in council, (vi) the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors’ rights and does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory penal or public laws, (vii) the action to enforce such judgment is commenced within the applicable limitation period, (viii) there is not a subsisting judgment in any jurisdiction relating to the same cause of action which meets the necessary conditions for recognition under the laws of the Province of Ontario, (ix) no new admissible evidence is discovered and presented before the Canadian Court reaches its judgment and (x) interest payable on any of the securities is not characterized by a Canadian Court as interest payable at a criminal rate within the meaning of Section 347 of the Criminal Code (Canada).

In addition, under the Currency Act (Canada), a Canadian Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian Court will render its decisions in the Canadian currency equivalent of such foreign currency.